EXHIBIT 23.1


The Board of Directors
CNB Financial Corp.


We consent to incorporation by reference in the Registration Statement on Form S-8 of CNB Financial Corp. related to the CNB Financial Corp. Incentive Stock Option Plan of our report dated February 2, 1998, relating to the consolidated balance sheet of CNB Financial Corp. and subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1997, which report appears in the December 31, 1997, annual report of Form 10-K of CNB Financial Corp.



/s/ KPMG PEAT MARWICK LLP



Albany, New York
November 2, 1998